EXHIBIT 10.2

SECOND AMENDMENT TO LICENSE AND SUPPLY AGREEMENT

This Second Amendment (the “Second Amendment”) is made and entered into as of the _4_th day of August, 2023 (the “Second Amendment Effective Date”) by and between Sintetica S.A., a Swiss corporation having its principal place of business at Via Penate 5, 6850 Mendrisio, Switzerland, (“Sintetica”), and Harrow IP LLC, a Delaware limited liability company having its principal place of business at 102 Woodmont Blvd., Suite 610, Nashville, TN 37205 USA, (“Harrow”). Sintetica and Harrow are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS Sintetica and Harrow previously entered into a License and Supply Agreement with a Signing Date of July 25, 2021, as amended on November 15, 2022 (the “Agreement”);

WHEREAS Harrow wishes to pay Sintetica and Sintetica wishes to receive from Harrow the milestone payments for Milestone Numbers 7.2(a)(ii)(b) and 7.2(a)(ii)(c) in advance and at a discounted amount; and

WHEREAS, Sintetica and Harrow desire to amend the Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with the specific intent to be bound hereby, the parties hereby agree as follows:

1.	All capitalized terms used in this Second Amendment but not defined shall have the meanings ascribed to them under the terms of the Agreement.

2.	Replace Section 7.2(d) in its entirety with the following:

(d) As of the Second Amendment Effective Date, Harrow has paid to Sintetica and Sintetica has received from Harrow the milestone payments for Milestone Numbers 7.2(a)(i) and 7.2(a)(ii)(a), and the conditions for payment of Milestone Numbers 7.2(a)(ii)(b) and 7.2(a)(ii)(c) are deemed to have been met. On or before August 7, 2023, Harrow shall pay to Sintetica an amount equal to four million four hundred fifty thousand dollars ($4,450,000.00) for full satisfaction of the milestone payments for Milestone Numbers 7.2(a)(ii)(b) and 7.2(a)(ii)(c) (“Final Milestone Payment”). Once Sintetica receives the Final Milestone Payment, no additional amounts shall be due from Harrow to Sintetica pursuant to Section 7.2.

3.	Replace Section 11.7(v) in its entirety with the following:

(v) Notwithstanding 11.7(iii), for any and all terminations by Sintetica under Section 11.2, or Section 11.3, Section 11.6(a), Section 11.6(d) or Section 11.6(e), all amounts due in accordance with Section 7.2(a)(ii)(b) and Section 7.2(a)(ii)(c), if not already paid, shall become immediately due and payable, as shall the first regulatory milestone, if not already paid, set forth in Section 7.2 if Sintetica has already made the PDUFA filing fee payment pursuant to Section 4.2.

4.	Replace Section 11.7(vi) in its entirety with the following:

(vi) Harrow shall have the right to sell or otherwise dispose of any inventory of the Product on hand at the time of such termination, subject to Harrow making any payments to Sintetica in accordance with Section 7.2(a)(ii)(b) and Section 7.2(a)(ii)(c) or Section 7.4, if not already paid.

5.	In all other respects, the terms and conditions of the Agreement will remain in full force and effect as written; provided, however, that the terms and conditions of this Second Amendment will control over the terms and conditions of the Agreement to the extent there are any inconsistencies between this Second Amendment and the Agreement.

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the Second Amendment Effective Date.

Sintetica S.A.

By:	/s/ Nicola Caronzolo
Name:	Nicola Caronzolo
Title:	Corporate CEO

Sintetica S.A.

By:	/s/ Luca Casella
Name:	Luca Casella
Title:	Corporate CFO

Harrow IP LLC

By:	/s/ Andrew Boll
Name:	Amdrew Boll
Title:	CFO

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